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                                                                   EXHIBIT 23.01



                         Independent Auditors' Consent


The Board of Directors
St. Joe Corporation:


We consent to the incorporation by reference in the registration statements (No. 333-23571 and 333-43007) on Form S-8 of St. Joe Corporation of our reports dated February 24, 1998, relating to the consolidated balance sheet of St. Joe corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and related schedules, which reports appear in the December 31, 1997 annual report on Form 10-K of St. Joe Corporation.


                                             KPMG Peat Marwick LLP

Jacksonville, Florida
March 23, 1998